wework

AMENDMENT TO MEMBERSHIP AGREEMENT

HI BRIAN HEBERT

Please review the Amendment to your Membership Agreement below.

If you have any questions or concerns, please don't hesitate to reach out to us at WE-US-40699@wework.com

Reference is hereby made to the WeWork Membership Agreement between WW 995 Market LLC ("WeWork") and Maven Coalition dated September 19, 2018, including the accompanying Membership Details Form and any other amendments thereto (the "Agreement"). The parties agree that the following terms shall be considered binding amendments to the Agreement (the "Amendment"). Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.

PRIMARY MEMBER INFORMATION

Maven Coalition

Primary member: Brian Hebert
bhebert@maven.io
+1 (999) 999-9999

LEAVING

Leaving 1 office in WeWork 995 Market St
809 · 25 person office
End Date: October 31, 2020

With respect to the termination of a portion of the Membership Agreement that is the subject of this Amendment only:
Pursuant to the terms of the original Membership Agreement, penalty for early termination is the forfeiture of your Service Retainer and the remainder of your Membership Fee obligations for the remainder of the Commitment Term. Notwithstanding the foregoing, unless otherwise agreed upon by WeWork and you in writing, termination of a portion of this Membership Agreement, including a reduction in the original Capacity or original Commitment Term, prior to the end of the original Commitment Term (or during any relevant Termination Notice Period) under the Membership Agreement shall result in the portion of your Membership Fee Obligations for the terminated portion of the Membership Agreement becoming immediately due. In addition to any rights, claims and remedies we choose to pursue in our discretion, in the event of a reduction in the original Capacity under the Membership Agreement, a portion of the Service Retainer equal to the pro rata reduction in Capacity shall be forfeited immediately as a result of your breach. In the event there are outstanding fees and other costs due to us as a result of such termination, we will invoice you for the outstanding balance. In the event of any inconsistency between the applicable Membership Agreement and this Amendment, the terms of this Amendment shall prevail. The parties further agree that other than the terms modified by this Amendment, the Membership Agreement remains otherwise unchanged, including the annual Membership Fee increases set forth in the Membership Agreement.

With respect to the termination of the entire Membership Agreement that is the subject of this Amendment only:
Following the termination of your WeWork Membership, WeWork will process your Service Retainer refund, after deducting any outstanding fees and other costs due to us (including any Membership Fees due for the remainder of your Commitment Term, if applicable), to the bank account provided on the move out paperwork. Please be advised that the return of your Service Retainer takes approximately thirty (30) calendar days. Please note if the Service Retainer was paid via credit card, we will not be able to return the Service Retainer to a credit card. In the event outstanding fees and other costs due to us, including the Membership Fees owed to WeWork for the original Commitment Term, if applicable, is greater than the Service Retainer we have received from you, no refund will be issued. Instead, we will invoice you for the outstanding balance.

By electronically signing this Amendment you represent that you have the proper authority to execute this Amendment on behalf of Maven Coalition and incur the obligations described in this Amendment on behalf of Maven Coalition

Community Manager's signature	Electronic Signature
Manuel Gonzalez	Brian Hebert
WW 995 Market LLC	Maven Coalition
	Signed on October 27, 2020

WeWork
WW 995 Market LLC
995 Market St
San Francisco, CA, 94103, USA

(415)465-5580
WE-US-40699@wework.com